CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-131820 on Form N-1A of our report dated February 19, 2021, relating to the financial statements and financial highlights of the Power Dividend Index VIT Fund and Power Momentum Index VIT Fund (the “Funds”), appearing in the Annual Report on Form N-CSR of the Funds for the year ended December 31, 2020, and to the references to us under the headings “Financial Highlights” and " Independent Registered Public Accounting Firm" in the Prospectus, and “Other Service Providers”, “Disclosure of the VIT Funds’ Holdings”, and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

Costa Mesa, California

April 20, 2021